Exhibit 99.1

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of March 1, 2013 by and between RXi Pharmaceuticals Corporation, a Delaware corporation (“Buyer”), and OPKO Health, Inc., a Delaware corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller wishes to transfer to Buyer its right, title and interest in, to and under the Transferred Assets (as defined herein), and Buyer desires to purchase from Seller its right, title and interest in, to and under, and to assume the obligations of Seller under, the Transferred Assets, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, following the execution and delivery of this Agreement and prior to the Closing, the parties anticipate that Buyer and certain accredited investors (the “Investors”) will enter into a definitive agreement providing for the sale by Buyer to the Investors of an aggregate of at least $10,000,000 of Buyer Stock (as defined herein) (the “Offering”).

NOW THEREFORE, in consideration of the terms and conditions and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Buyer Disclosure Schedule” means the disclosure schedule delivered concurrently herewith by Buyer to Seller and dated as of the date hereof.

“Buyer Intellectual Property” means all Intellectual Property which is used in connection with and is material to the business of Buyer (as currently operated and as proposed to be operated following the Closing); provided that any Intellectual Property that is licensed by Buyer shall be included within the meaning of Buyer Intellectual Property only within the scope of use by Buyer or in connection with Buyer’s business.

“Buyer Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of Buyer, excluding any effect resulting from: (a) changes in GAAP or the interpretation thereof; (b) changes in the general economic or political conditions or financial markets in the United States or elsewhere in the world; (c) changes (including changes of Applicable Law) or conditions generally affecting the industry in which Buyer operates and not specifically relating to or having a materially disproportionate effect on Buyer; or (d) acts of war or terrorism or natural disasters.

“Buyer Stock” means the common stock, par value $0.0001 per share, of Buyer.

“Change of Control” means, with respect to any Person: (a) a sale of all or substantially all of the assets, voting stock or securities of such Person; (b) a merger, reorganization, spin-off or consolidation involving such Person, in which the holders of common stock or similar equity interests of such Person immediately prior to such transaction cease to own collectively a majority of the voting equity securities of its successor entity; or (c) the acquisition by any other Person or group (as defined in Section 13(d) of the 1934 Act) of 50% or more of the outstanding voting equity securities of such Person.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Cover,” “Covered” or “Covering” means that an issued or applied for patent claim encompasses a particular process, method, machine, article of manufacture, or composition of matter, such that any making, using, offering to sell, selling, supplying, importing or exporting of the process, method, machine, article of manufacture, or composition of matter, without a license, would: (a) in the case of any such issued patent claim, constitute infringement of such patent claim: or (b) in the case of any such applied for patent claim, constitute infringement of such patent claim were such patent claim to issue.

“Curna” means CURNA, Inc., a wholly-owned subsidiary of Seller.

“CURNA Assets” means any and all assets, including without limitation any and all Intellectual Property assets, owned, held, leased, licensed, developed, under development or otherwise used by Curna or by Seller or any of its subsidiaries in connection with the CURNA platform.

“Environmental Laws” means federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health and the environment, including, but not limited to, Hazardous Materials.

“FDA” means the U.S. Food and Drug Administration.

“First Commercial Sale” means, with respect to any Qualified Drug, the date following the receipt of any applicable Regulatory Approval on which such Qualified Drug is first commercially sold by Buyer or any of its Affiliates, or any of its or their respective agents, licensees or sublicensees, to or for the benefit of end-users of such Qualified Drug.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (a) petroleum, asbestos, or polychlorinated biphenyls and (b) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan.

“Indebtedness” means: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business); (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness; and (h) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

“Intellectual Property” means any and all of the following arising under the laws of the United States, any other jurisdiction or any treaty regime: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, all common law rights and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (d) all trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (e) all computer software (including, without limitation, data and related documentation and except for any commercial “shrink-wrapped” software) and source codes (other than open source codes); (f) all other proprietary rights; (g) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (h) all licenses or agreements in connection with the foregoing.

“knowledge of Buyer,” “Buyer’s knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge of Geert Cauwenbergh, Dr. Med. Sc. and Pamela Pavco, Ph.D., after reasonable inquiry of the employees of Buyer who: (a) report to such named individuals in the scope of their employment; and (b) are responsible for the information that is the subject of the applicable representation or warranty.

“knowledge of Seller,” “Seller’s knowledge” or any other similar knowledge qualification or reference in this Agreement means the actual knowledge of Phillip Frost, Jane H. Hsiao, Juan F. Rodriguez and Steven D. Rubin after reasonable inquiry of the employees of Seller who: (a) report to such named individuals in the scope of their employment; and (b) are responsible for the information that is the subject of the applicable representation or warranty.

“Liability” or “Liabilities” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine or other loss, fee, cost or expense of any kind or nature whatsoever that is required to be classified as a liability on the face of a balance sheet in accordance with GAAP.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Material Contract” means all written and oral contracts, agreements, deeds, mortgages, leases, subleases, licenses, instruments, notes, commitments, commissions, undertakings, arrangements and understandings: (a) which by their terms involve, or would reasonably be expected to involve, aggregate payments by or to Buyer during any twelve month period in excess of $100,000; (b) the breach of which by Buyer would reasonably be expected to have a Buyer Material Adverse Effect; or (c) which are required to be filed as exhibits by Buyer with the Commission pursuant to Items 601(b)(2), 601(b)(4) or 601(b)(10) of Regulation S-K promulgated by the Commission.

“Patent Assignment Agreement” means the patent assignment agreement substantially in the form of Exhibit A.

“Permitted Indebtedness” means: (a) Indebtedness existing on the Closing Date and disclosed in the Buyer SEC Documents; (b) Purchase Money Indebtedness; (c) Indebtedness to trade creditors incurred in the ordinary course of business; and (d) extensions, refinancings and renewals of any items of Permitted Indebtedness in clauses (a) through (c) hereof, provided that the principal amount is not increased, other than by their existing terms, or the terms modified to impose more burdensome terms upon Buyer and such Indebtedness shall not be secured by any additional collateral.

“Permitted Liens” means any Lien disclosed in a Buyer SEC Document and: (a) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent; (c) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that is being contested in good faith by appropriate proceedings; (d) Liens (i) upon or in any equipment acquired or held by Buyer to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment; (e) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (d) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase; (f) leases, subleases, licenses and sublicenses granted to others in the ordinary course of Buyer’s business, not interfering in any material respect with the business of Buyer; and (g) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Purchase Money Indebtedness” means Indebtedness, incurred at the time of, or within 30 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Drug” means a drug developed by Buyer or any of its Affiliates (but excluding any Person that would be deemed an Affiliate solely by virtue of its status as a controlling stockholder of Buyer and to whom neither Buyer or any of its Affiliates or any of its or their licensees or sublicensees has assigned or transferred any rights in, under or to, or otherwise given access to, the Transferred Assets or any portion thereof), or any of its or their licensees or sublicensees, utilizing patents included within the Transferred Assets, provided, however, that in no event will Buyer’s compound known as RXI-109 (incorporating the active pharmaceutical ingredient identified in the Buyer’s Investigational New Drug Application filed with the FDA) constitute a Qualified Drug; provided, further, that any combination drug incorporating RXI-109 and another active pharmaceutical ingredient other than RXI-109 that utilizes Intellectual Property included within the Transferred Assets shall be deemed to be a Qualified Drug.

“Regulatory Approval” means, with respect to a Qualified Drug in a given country, the approval of the applicable Regulatory Authority necessary for the marketing and sale of such Qualified Drug in such country.

“Regulatory Authority” means the U.S. Food and Drug Administration or other Governmental Authorities (within or outside the United States) charged with the authority to regulate the pricing, marketing, promotion, manufacture, testing, distribution or sale of pharmaceutical products in a country or countries.

“Reporting Period” means the period commencing on the Closing Date and ending on the date as of which Seller may sell all of the Registrable Securities covered by such Registration Statement without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the 1933 Act.

“Seller Disclosure Schedule” means the disclosure schedule delivered concurrently herewith by Seller to Buyer and dated as of the date hereof.

“Seller Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of Seller, excluding any effect resulting from: (a) changes in GAAP or the interpretation thereof; (b) changes in the general economic or political conditions or financial markets in the United States or elsewhere in the world; (c) changes (including changes of Applicable Law) or conditions generally affecting the industry in which Seller operates and not specifically relating to or having a materially disproportionate effect on Seller; or (d) acts of war, terrorism or natural disasters.

“Subsidiary” means any Person of which securities or other ownership interests having the power to elect a majority of the board of directors or other persons performing similar functions of such Person, or otherwise having the power to direct the business and policies of such Person, are directly or indirectly owned by Buyer.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, all federal, state, local, foreign, income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall, profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or estimated tax), together with any interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee or successor, by contract or otherwise.

“Third Party” means any Person other than Buyer, Seller or any of their respective Affiliates.

“Trading Day” means any day on which Buyer Stock is traded on the Trading Market.

“Trading Market” means the following markets or exchanges on which Buyer Stock is listed or quoted for trading on the date in question: the NYSE MKT, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

“Transaction Documents” means this Agreement and the Patent Assignment Agreement.

“Transferred Assets” means, collectively, the Assigned Assets, the Assigned Patents and the Assigned Licenses.

“Valid Claim” means, as applicable, an enumerated claim in any unexpired and issued patent included within the Assigned Patents, in each case to the extent that such patents have not been disclaimed, canceled, revoked or held invalid, unenforceable, or otherwise un-patentable, by a final non-appealable decision of a court of competent jurisdiction or other Governmental Authority; provided, however, that a Valid Claim shall not include any claim from a patent or patent application owned or controlled by, or licensed to, Buyer or its Affiliates immediately prior to Closing, or a patent or patent application that claims priority from any such patent or patent application.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2

CLOSING

Section 2.01. Purchase, Sale and Transfer. Upon the terms and subject to the conditions of this Agreement, at the Closing:

(a) Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to acquire and accept, all of Seller’s right, title and interest in, to and under the patents and patent applications set forth on Section 2.01(a) of the Seller Disclosure Schedule (collectively, the “Assigned Patents”);

(b) Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to acquire and accept, all of Seller’s right, title and interest in, to and under its RNAi-related investigational new drug applications, regulatory filings and data (including all clinical and pre-clinical data), excluding any new drug applications, regulatory filings and data relating solely to the Excluded Assets (collectively, the “Assigned Assets”); and

(c) subject to Section 2.03, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to acquire and accept, all of Seller’s right, title and interest in and to, and Buyer agrees to assume, perform and discharge all of the future obligations and liabilities of Seller under, all contracts, licenses, agreements and commitments listed on Section 2.01(c)(i) of the Seller Disclosure Schedule (collectively, the “Assigned Licenses”), which Assigned Licenses relate to the patents and patent applications set forth on Section 2.01(c)(ii) of the Seller Disclosure Schedule.

The purchase price for the Transferred Assets (the “Purchase Price”) is 50,000,000 shares of Buyer Stock to be issued at the Closing (the “Shares”), as well as the royalties and milestones, to the extent payable, as described in Article 6. The Purchase Price attributable to the Shares shall be paid as provided in Section 2.02, and the Purchase Price attributable to the royalties and milestones shall be paid, when, as and if required under Sections 6.01 and 6.02, respectively. Other than (i) accrued liabilities not to exceed $60,000 in the aggregate (the “Maintenance

Costs”) and (ii) obligations and liabilities arising under or relating to the Transferred Assets after the Closing, Buyer is not assuming any obligations or liabilities of Seller.

Section 2.02. Closing. The closing (the “Closing”) of the purchase, sale and transfer of the Transferred Assets hereunder shall take place at the offices of Ropes & Gray LLP, Three Embarcadero Center, Third Floor, San Francisco, California, at 10:00 a.m. (Pacific Time) on the fourth Business Day after the pricing of the Offering, subject to the satisfaction or waiver of the conditions to the obligations of Buyer and Seller set forth in Sections 8.01 and 8.02, or at such other place and time mutually agreed to by Buyer and Seller. For the avoidance of doubt, the parties agree that the Closing shall occur simultaneously with the closing of the issuance and sale of Buyer Stock pursuant to the Offering. At the Closing:

(a) Buyer shall deliver to Seller one or more certificates representing an aggregate of 50,000,000 shares of Buyer Stock, registered in the name of Seller (or such other Person as Seller may designate), with any required transfer stamps affixed thereto and bearing the legend required pursuant to Section 2.05; and

(b) Each of Buyer and Seller and their respective Affiliates shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such party under Article 8.

Section 2.03. Understanding Regarding Assignment of Licenses and Rights. Notwithstanding anything to the contrary herein, this Agreement shall not constitute an agreement to assign any Assigned License or any claim or right or any benefit arising thereunder if such assignment, without the consent of a Third Party thereto, would constitute a breach or other contravention of such contract (an “Assignment Prohibition”); provided that the foregoing shall not limit or affect Seller’s representations and warranties in Article 3 (as supplemented by the Seller Disclosure Schedule). If an Assignment Prohibition shall exist, Seller shall, and shall cause its Affiliates to, use its or their commercially reasonable efforts to obtain the consent of the other parties to any such Assigned License or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer, as Buyer may reasonably request (provided that neither Seller nor any Affiliate of Seller shall be required to expend money or grant any accommodation (financial or otherwise) to any Third Party in connection therewith). If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer shall cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or under which Seller would enforce (at the direction of Buyer) for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a Third Party thereto (including, if applicable, the right to elect to terminate such Assigned License in accordance with the terms thereof upon Buyer’s request); provided that neither Seller nor any Affiliate of Seller shall be required to expend money or grant any accommodation (financial or otherwise) to any Third Party in connection therewith, unless Buyer agrees to promptly reimburse Seller or its Affiliates (as applicable) for any such expenses. Promptly after any required consents to assignment are obtained for any such Assigned License after the Closing, such Assigned License shall be transferred and assigned to Buyer.

Section 2.04. Excluded Assets. Other than the Transferred Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller or any of its Affiliates, and all such other assets and properties (the “Excluded Assets”) shall be excluded from the Transferred Assets. For the avoidance of doubt, Buyer acknowledges and agrees that the CURNA Assets shall be Excluded Assets.

Section 2.05. Legends.

(a) Each certificate representing the Shares issued to Seller or any Person designated by Seller pursuant to Section 2.02(a)(i) shall bear legends in substantially the following form:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND NO SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, GIFT, TRANSFER OR OTHER DISPOSITION OR OFFER TO DO ANY OF THE FOREGOING MAY BE MADE UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS THEN IN EFFECT, OR IN THE OPINION OF COUNSEL, WHICH OPINION SHALL BE ACCEPTABLE TO THE ISSUER, SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO TRANSFER RESTRICTIONS AND MAY BE TRANSFERRED ONLY AS PERMITTED BY THE TERMS OF THAT CERTAIN ASSET PURCHASE AGREEMENT BETWEEN THE COMPANY AND OPKO HEALTH, INC., DATED MARCH 1, 2013, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE UPON A REQUEST THEREFOR SUBMITTED TO THE SECRETARY.

(b) The certificates representing the Shares shall not be required to contain any legend: (i) following any sale of such Shares pursuant to an effective Registration Statement or Rule 144 promulgated under the 1933 Act; (ii) if such Shares are eligible for sale without restriction under Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) under the 1933 Act; or (iii) following a sale, assignment or other transfer, if the selling, assigning or transferring holder provides Buyer with an opinion of counsel, which opinion shall be reasonably acceptable to Buyer, to the effect that such sale, assignment or transfer may be made without registration under the applicable requirements of the 1933 Act and that such legend is no longer required. Following such time as a legend is no longer required for certain

Shares, Buyer will, no later than three (3) Trading Days following the delivery by Seller or any other holder of Shares to Buyer or Buyer’s transfer agent of a legended certificate representing such securities and a request that such certificates be reissued without a legend, deliver or cause to be delivered to Seller a certificate representing such securities that is free from all restrictive and other legends or (if requested by Seller or such other holder of Shares) issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”). The Buyer shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule or any report, schedule, form, statement, prospectus, registration statement or other document filed or furnished by Seller with the SEC since January 1, 2012 (the “Seller SEC Documents”), Seller represents and warrants to Buyer as of the date hereof that:

Section 3.01. Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on the operation of its RNAi-related drug discovery and development programs, as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Seller Material Adverse Effect. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Seller Material Adverse Effect.

Section 3.02. Corporate Authorization. The execution, delivery and performance by Seller of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. Each Transaction Document constitutes a valid and binding agreement of Seller, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the unavailability of specific performance, injunctive relief or other equitable remedies.

Section 3.03. Governmental Authorization. The execution, delivery and performance by Seller of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than: (a) compliance with the applicable requirements of the 1933 Act, the 1934 Act and any other federal state securities laws; and (b) any such action or filing as to which the failure to make or obtain would not have a Seller Material Adverse Effect.

Section 3.04. Non-contravention. The execution, delivery and performance by Seller of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) violate the certificate of incorporation and bylaws of Seller; (b) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law; (c) except as set forth in Section 3.04 of the Seller Disclosure Schedule, require any consent or other action by any Person under, constitute a default under, or give rise to any Assignment Prohibition or right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit to which Seller is entitled under any provision of any agreement or other instrument binding upon Seller; or (d) result in the creation or imposition of any Lien on any asset of Seller, except for any Permitted Liens and with such exceptions, in the case of each of clauses (b) through (d), as would not have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.05. Ownership and Sufficiency of Assets.

(a) Seller (directly or through its Subsidiaries): (i) is the sole and exclusive owner of all of the Assigned Patents; (ii) holds all right, title and interest in and to such Assigned Patents free and clear of all Liens or licenses; and (iii) will convey to Buyer at the Closing good and marketable title to and ownership of the Assigned Patents, free and clear all Liens or licenses, except, in each of clauses (i) through (iii), as would not reasonably be expected to have a Seller Material Adverse Effect.

(b) Seller (directly or through its Subsidiaries): (i) is the sole and exclusive owner of all Assigned Assets; and (ii) holds all right, title and interest in and to such Assigned Assets free and clear of all Liens or licenses (other than Permitted Liens or non-exclusive licenses granted in the ordinary course of business), except, in the case of each of clauses (i) and (ii), as would not reasonably be expected to have a Seller Material Adverse Effect.

(c) The Transferred Assets collectively constitute substantially all of the RNAi-related assets and rights of Seller as of the date hereof, other than the CURNA Assets, which are not being transferred hereunder.

Section 3.06. Material Contracts. Each Assigned License is a valid and binding agreement of Seller and is in full force and effect (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the unavailability of specific performance, injunctive relief or other equitable remedies), and neither Seller nor, to the knowledge of Seller, any other party thereto is in default or breach in any respect under the terms of any such Assigned License, except for any such defaults or breaches which would not have a Seller Material Adverse Effect. Seller has not received any written notice under any of the Assigned Licenses asserting that there has been or that there is likely to occur a breach or default under such Assigned Licenses or that any party thereto intends to terminate or not renew any Assigned License.

Section 3.07. Litigation. There is no action, suit, investigation, claim, arbitration or proceeding pending against, or to the knowledge of Seller, threatened against or affecting any of the Transferred Assets.

Section 3.08. Compliance with Laws and Court Orders. Seller is not in violation of any Applicable Law in the conduct of its RNAi-related drug discovery and development programs, except for violations that have not had and would not reasonably be expected to have, whether considered individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.09. Intellectual Property. Except as set forth in Section 3.09 of the Seller Disclosure Schedule:

(a) No Assigned Patent is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Seller or restricting the licensing thereof by Seller to any Person.

(b) To the knowledge of Seller, Seller’s use of the Assigned Patents has not infringed, misappropriated or otherwise violated any valid and enforceable Intellectual Property rights of any Third Party in any respect.

(c) No claims have been made or threatened in writing (including any demand, offer or request to license) by Third Parties asserting that Seller’s use of the Assigned Patents has infringed (or would infringe) or misappropriated the Intellectual Property rights of any Third Party.

(d) Seller has no knowledge of the invalidity or unenforceability, in whole or in part, of any issued claims in any Assigned Patent.

(e) Seller has not received any Third Party claims in writing asserting the invalidity or unenforceability of any Assigned Patent.

(f) Seller has not received any Third Party claims in writing contesting the inventorship of any of the Assigned Patents and, to the Knowledge of the Seller, there is no failure to name any inventor required to be named in any of the Assigned Patents.

(g) Seller has not notified any Third Party in writing that such Third Party has or would infringe or misappropriate any of the Assigned Patents.

(h) None of the Assigned Patents set forth on the Seller Disclosure Schedule have been abandoned, disclaimed, or allowed to expire due to the failure to pay applicable maintenance and renewal fees as of the Closing Date, except as otherwise indicated.

Section 3.10. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.11. Accredited Investor; Purchase for Investment. Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D, promulgated under the 1933 Act. Seller is acquiring the shares of Buyer Stock hereunder for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Seller (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of such investment in the shares of Buyer Stock and is capable of bearing the economic risks of such investment.

Section 3.12. No Ongoing Rights to Transferred Assets. Seller, after consummating the transactions contemplated herein, and Curna, and Seller’s and Curna’s respective Affiliates, will not have any rights to any of the Assigned Patents listed on Schedule 2.01(a) of the Seller Disclosure Schedule, the Assigned Assets, or the Assigned Licenses listed on Schedule 2.01(c) of the Seller Disclosure Schedule, including any rights arising under any license with respect to the Transferred Assets.

Section 3.13. No Outstanding Liabilities Regarding the Transferred Assets. Except for the Maintenance Costs, there are no outstanding liabilities currently due and payable in connection with the Transferred Assets and no such liabilities will arise as a result of the transactions contemplated by this Agreement.

Section 3.14 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3 (including the related portions of the Seller Disclosure Schedule) and in the certificate delivered by Seller pursuant to Section 8.01(d) (the “Seller’s Officer Certificate”), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Transferred Assets furnished or made available to Buyer or any of its agents, attorneys or other representatives, or any representation or warranty arising from statute or otherwise in law.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Schedule or Buyer SEC Documents (as defined below) filed after February 14, 2012 and before the date of this Agreement, Buyer represents and warrants to Seller as of the date hereof that:

Section 4.01. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Buyer Material Adverse Effect. The Buyer has not received any notice of proceedings relating to the revocation or modification of any material licenses, authorizations and permits issued by any Governmental Authority, except for any licenses, authorizations and permits the loss of which would not reasonably be expected to have a Buyer Material Adverse Effect. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 4.02. Corporate Authorization. The execution, delivery and performance by Buyer of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. Each Transaction Document has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the unavailability of specific performance, injunctive relief or other equitable remedies. No vote by holders of any of Buyer’s capital stock is necessary in connection with the consummation of the transactions contemplated by the Transaction Documents.

Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any Governmental Authority other than: (i) compliance with the applicable requirements of the 1933 Act, the 1934 Act and any other federal state securities laws; and (ii) any such action or filing as to which the failure to make or obtain would not have a Buyer Material Adverse Effect.

Section 4.04. Non-contravention. The execution, delivery and performance by Buyer of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including without limitation the issuance of the Shares) do not and will not: (a) violate the certificate of incorporation or bylaws of Buyer; (b) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law; (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer; or (d) result in the creation or imposition of any Lien on any asset of Buyer, with such exceptions, in the case of each of clauses (b) through (d), as would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.05. Buyer Stock. The Shares to be delivered pursuant to Section 2.02(a)(i) have been duly authorized and, when issued in exchange for the assignment of the Transferred Assets hereunder, will be validly issued, fully paid and non-assessable and free of all Liens. There are no provisions of the certificate of incorporation or bylaws of Buyer, or any agreement to which Buyer is a party or by which its properties or assets are bound, other than this Agreement that: (a) may affect or restrict the voting rights of Seller with respect to the Shares in its capacity as a stockholder of Buyer; (b) restrict the ability of Seller, or any successor thereto or assignee or transferee thereof, to transfer the Shares; or (c) would adversely affect Buyer’s or Seller’s right or ability to consummate the transactions contemplated by this Agreement. Except as set forth in Section 4.05 of the Buyer Disclosure Schedule, no party has any right of first refusal, right of first offer, right of co-sale, preemptive right or any registration right regarding the securities of Buyer.

Section 4.06. Capitalization.

(a) As of the date hereof, without giving effect to the Closing, the authorized capital stock of Buyer consists of 1,500,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, 15,000 of which are designated as Series A Preferred Stock (the “Series A Preferred Stock”). Without giving effect to the Closing or the Offering, the issued and outstanding capital stock of Buyer is as set forth in Buyer SEC Documents.

(b) All outstanding shares of capital stock of Buyer have been duly authorized and validly issued and are fully paid and non-assessable, and all shares of capital stock of Buyer that may be issued pursuant to any compensatory stock option or other compensation plan or arrangement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights. Except as set forth on Section 4.06(b) of the Buyer Disclosure Schedule and for: (i) shares potentially issuable in connection with the Offering; (ii) the exercise of any outstanding purchase rights or the conversion of any convertible securities, in each case as described in Buyer SEC Documents, and (iii) changes arising since September 30, 2012 resulting from the exercise of warrants or options to purchase shares of Buyer Stock under compensatory stock options or compensation plans or arrangements outstanding on such date and described in Buyer SEC Documents and the vesting of awards made in the form of rights to receive unrestricted Buyer Stock outstanding on such date described in Buyer SEC Documents, there are no outstanding: (A) shares of capital stock or voting securities of Buyer; (B) securities of Buyer convertible into or exchangeable for shares of capital stock or voting securities of Buyer; (C) options or other rights to acquire from Buyer, or other obligation of Buyer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Buyer; or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, Seller. There are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any securities or other equity interests of the type referred to in clauses (A) through (D) of the preceding sentence. As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Buyer may vote. There are no stockholders agreements, voting agreements or other similar agreements with respect to Buyer Stock to which Buyer is a party or, to the knowledge of Buyer, between or among any of Buyer’s stockholders. The issuance and sale of the Shares will not result in a right of any current holder of Buyer securities to adjust the exercise, conversion, exchange or reset price under such securities.

Section 4.07. Buyer Subsidiaries. Buyer does not have and has never had any Subsidiaries.

Section 4.08. SEC Filings.

(a) Buyer has filed with or furnished to the Securities and Exchange Commission (the “Commission”) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Buyer under the 1933 Act or the 1934 Act, including pursuant to Section 15(d) of the 1934 Act, since February 14, 2012 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Buyer SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such Buyer SEC Documents prior to the expiration of any such extension.

(b) As of its filing date (and as of the date of any amendment), each Buyer SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Buyer SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All agreements to which Buyer is a party or to which the property or assets of Buyer are subject, which are required to be described in or filed as exhibits to a Buyer SEC Document, have been so described or filed.

Section 4.09. Financial Statements. The financial statements of Buyer included in Buyer SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present the financial position of Buyer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 4.10. Disclosure Controls and Procedures. The Buyer is in compliance with all provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it, except where such non-compliance has not had and would not reasonably be expected to have a Buyer Material Adverse Effect. The Buyer’s certifying officers are responsible for establishing and maintaining disclosure controls and procedures (as defined in the 1934 Act) for Buyer and they have (a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under their supervision, to ensure that material information relating to Buyer is made known to the certifying officers by others within Buyer, particularly during the periods in which Buyer’s filings under the 1934 Act have been prepared; and (b) evaluated the effectiveness of Buyer’s disclosure controls and procedures and presented in Buyer SEC Documents their conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the periods covered by such filings under the 1934 Act based on such evaluation.

Section 4.11. Absence of Certain Changes. Since February 14, 2012, the business of Buyer has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.12. No Undisclosed Material Liabilities. There are no Liabilities of Buyer of any kind, other than:

(a) Liabilities provided for in Buyer’s most recent balance sheet included in a Buyer SEC Document prior to the date hereof or in the notes thereto;

(b) Liabilities incurred in the ordinary course of business of Buyer consistent with past practices since the date of Buyer’s most recent balance sheet included in a Buyer SEC Document prior to the date hereof, which Liabilities do not, in the aggregate, exceed $1,000,000;

(c) Liabilities incurred in connection with the transactions contemplated under this Agreement and the Securities Purchase Agreement as set forth on Schedule 4.12(c) of the Buyer Disclosure Schedule;

(d) Liabilities disclosed on Section 4.12(d) of the Buyer Disclosure Schedule; or

(e) other undisclosed Liabilities which, individually or in the aggregate, are not material to Buyer.

Section 4.13. Litigation. There is no claim, action, suit, arbitration investigation or proceeding pending against or, to the knowledge of Buyer, threatened against or affecting, Buyer or any of its properties or, to the Knowledge of Buyer, any of its officers or directors, before any arbitrator or any Governmental Authority.

Section 4.14. Compliance with Laws.

(a) Buyer is not: (i) in violation of its certificate of incorporation, bylaws, or other organizational documents; (ii) in violation of any Applicable Law, except for violations of law that have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; or (iii) in default (and no event has occurred which, with notice or lapse of time or both, would cause Buyer to be in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any Material Contract, indenture or instrument to which Buyer is a party.

(b) The Buyer:

(i) has not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the FDA or any other federal, state, local or foreign governmental or regulatory authority alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”);

(ii) possesses all material Authorizations and such Authorizations are valid and in full force and effect and Buyer is not in material violation of any term of any such Authorizations;

(iii) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party alleging that any product operation or activity is in material violation of any Applicable Laws or Authorizations and has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding;

(iv) has not received notice that the FDA or any other federal, state, local or foreign governmental or regulatory authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Authorizations and has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority is considering such action;

(v) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission); and

(vi) has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to Buyer’s knowledge, no third party has initiated, conducted or intends to initiate any such notice or action.

(c) The studies, tests and preclinical and clinical trials conducted by or on behalf of Buyer were and, if still pending, are being conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all Applicable Laws and Authorizations, including, without limitation, the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder (collectively, “FFDCA”); the descriptions of the results of such studies, tests and trials contained in Buyer SEC Documents are accurate and complete and fairly present the data derived from such studies, tests and trials; Buyer is not aware of any studies, tests or trials, the results of which Buyer believes reasonably call into question the study, test, or trial results described or referred to in Buyer SEC Documents when viewed in the context in which such results are described and the clinical state of development; and, except as set forth on Section 4.14 of the Buyer Disclosure Schedule, Buyer has not received any notices or correspondence from the FDA or any other federal, state, local or foreign governmental or regulatory authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of Buyer.

Section 4.15. Taxes. Buyer has not, prior to the fiscal 2012 tax year, been required to file any federal, foreign, state, local, or other tax returns and reports. Buyer has received an extension of time with respect to tax returns required to be filed for the fiscal 2012 tax year. The Buyer has withheld or collected from each payment made to its employees the amount of all taxes required to be withheld or collected therefrom and has paid all such amounts to the appropriate taxing authorities when due. The Buyer is not aware of any Tax deficiency that has been or might be asserted or threatened against it that has had or would reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.16. No Manipulation of Buyer Stock. The Buyer has not taken and will not, in violation of applicable law, take, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of Buyer Stock to facilitate the sale or resale of the Shares.

Section 4.17. Investment Company. The Buyer is not, and immediately following the Closing and the consummation of the Offering will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

Section 4.18. Application of Takeover Protections. The Buyer and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Buyer’s certificate of incorporation, bylaws or other organizational documents or the laws of its state of incorporation (including Section 203 of the Delaware General Corporation Law) that is or could become applicable to Seller as a result of Seller and Buyer fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of Buyer’s issuance of the Shares and Seller’s ownership of the Shares.

Section 4.19. Indebtedness. Other than Permitted Indebtedness which does not as of the date hereof, and will not as of the Closing, exceed $1,000,000 in the aggregate, Buyer (i) has no outstanding Indebtedness; (ii) is not a party to any contract, agreement or instrument, the violation of which, or default under which, by any other party to such contract, agreement or instrument could reasonably be expected to result in a Buyer Material Adverse Effect; (iii) is not in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Buyer Material Adverse Effect; or (iv) is not a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which has had or would reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.20. Material Contracts. Each Material Contract is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the unavailability of specific performance, injunctive relief or other equitable remedies. The Buyer is in compliance with all material terms of the Material Contracts, and there has not occurred any breach, violation or default or any event that, with the lapse of time, the giving of notice or the election of any Person, or any combination thereof, would constitute a breach, violation or default by Buyer under any such Material Contract or, to the knowledge of Buyer, by any other Person to any such contract except where such breach, violation or default would not have a Buyer Material Adverse Effect. The Buyer has not been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

Section 4.21. Intellectual Property Matters.

(a) With respect to each item of Buyer Intellectual Property:

(i) The Buyer possesses all rights, titles and interests in and to the item if owned by Buyer, as applicable, free and clear of any Lien, license or other restriction, and possesses all rights necessary in the case of a licensed item to use such item in the manner in which it presently uses the item or reasonably contemplates using such item, and Buyer has taken or caused to be taken reasonable and prudent steps to protect its rights in and to, and the validity and enforceability of, the item owned by Buyer;

(ii) the item if owned by Buyer is not, and if licensed, to the knowledge of Buyer is not, subject to any outstanding injunction, judgment, order, decree, ruling or charge naming Buyer;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending, in process or, to the Knowledge of the Buyer, threatened that challenges the legality, validity, enforceability, use or ownership of the item;

(iv) to the knowledge of the Buyer, no item owned or licensed by the Buyer infringes upon any valid and enforceable Intellectual Property right or other right of any third party;

(v) to the knowledge of Buyer, no third party has infringed upon or misappropriated Buyer’s Intellectual Property rights in the item;

(vi) Buyer is not party to any option, license, sublicense or agreement of any kind covering the item that it is in breach or default thereunder, and to the knowledge of Buyer no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration thereunder; and

(vii) each option, license, sublicense or agreement of any kind covering the item is legal, valid, binding, enforceable and in full force and effect.

(b) All registered patents, copyrights, trademarks and service marks included in Buyer Intellectual Property: (i) if owned by Buyer and (ii) if licensed, to the knowledge of Buyer, are valid and subsisting and are not subject to any claims, Liens, taxes or other fees except for periodic filing, annuity and maintenance fees and Permitted Liens.

(c) No stockholder, member, director, officer or employee of Buyer has any right, title or interest in any of Buyer Intellectual Property. To the Knowledge of Buyer, the Buyer Intellectual Property constitutes all of the Intellectual Property necessary for the development and commercialization of the compound known as RXI-109.

(d) It is not, nor will it be, necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by Buyer, except for valid and enforceable inventions, trade secrets or proprietary information that have been assigned to Buyer.

(e) The Buyer maintains policies and procedures regarding data security, privacy and data use that are commercially reasonable and, in any event, comply with Buyer’s obligations to its customers and applicable laws, rules and regulations. There have not been, and the transactions contemplated under this Agreement will not result in, any security breaches of any security policy, data use restriction or privacy breach under any such policies or any applicable laws, rules or regulations.

(f) Except as set forth on Section 4.21(f) of the Buyer disclosure schedule, no funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Buyer Intellectual Property.

(g) To the Knowledge of the Buyer, there does not exist any claim, allegation, or basis for any claim or allegation, that any Intellectual Property owned by Buyer or that any Intellectual Property otherwise used by Buyer is invalid or unenforceable or that Buyer’s rights with respect thereto are subject to claims or defenses that would impair or preclude enforcement of such rights, including misuse, laches, acquiescence, statute of limitations, abandonment or fraudulent registration.

Section 4.22. Employee Matters.

(a) The Buyer has disclosed in the Buyer SEC Documents any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), all employment, consulting, or personal services contracts, whether written or oral, and all equity compensation, stock purchase, stock option, phantom stock, deferred compensation, bonus, incentive, employee loan, severance, employment, change-in-control, fringe benefit, medical, dental, vision, disability, life insurance, and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the purchase of the Shares or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, director or consultant of the Buyer or any ERISA Affiliate (the

“Buyer Employees”), has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Buyer or any ERISA Affiliate, or (ii) the Buyer or any ERISA Affiliate has or may have any actual or contingent present or future Liability or other obligation. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Plans.” For purposes of this Section, the term “ERISA Affiliate” means any entity, including but not limited to any corporation, partnership, limited liability company, sole proprietorship, or other legal entity that, together with the Buyer is, or at any time was, treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

(b) No Plan or Law exists that, as a result of the execution of this Agreement, the consummation of the transactions contemplated by this Agreement and/or the consummation of the Offering (in each case, either alone or upon the occurrence of any additional or subsequent events), could (i) result in severance pay, termination indemnity or any similar payment or any increase in severance pay, termination indemnity or any similar payment, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans, (iii) limit or restrict the right of the Buyer to merge, amend or terminate any Plan, (iv) cause the Buyer to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, (v) result in payments under any Plan which would not be deductible under Section 280G of the Code, or (vi) impair any of the rights of the Buyer or any ERISA Affiliate with respect to any Plan (including, without limitation, the right to amend or terminate any Plan at ant time).

(c) No Buyer Employees are, or are now reasonably expected to be, in violation of any term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant with Buyer, and the continued employment of each Buyer Employee does not subject Buyer to any material liability with respect to any of the foregoing matters.

(d) Each Plan has been established and at all times has been administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter, or is the subject of a favorable advisory or opinion letter as to its qualification, issued by the Internal Revenue Service (“IRS”) upon which the Buyer is entitled to rely and no such determination or opinion letter has been revoked; and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) all material reports, returns and similar documents required to be filed with any governmental agency or distributed to any plan participant with respect to any Plan have been duly and timely filed or distributed; (iv) no event has occurred and no condition exists that would subject the Buyer, or any ERISA Affiliate to any Tax, fine, encumbrance, penalty or other Liability imposed by ERISA, the Code or other applicable laws; (v) for each Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; (vi) there is no present intention that any Plan be amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) under any Plan at any time within the twelve months immediately following the date hereof; (vii) no Plan is a split- dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of the Sarbanes-Oxley Act of 2002); (viii) neither the Buyer nor any ERISA Affiliates has incurred, and no Plan provides for any current or projected Liability in respect of any post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Buyer, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law; (ix) the Buyer and its ERISA Affiliates have complied with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and any other applicable Law with respect to each Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code; (x) no Plan that is a group health plan is a self-insured plan; (xi) no Plan is maintained outside the United States, and (xii) none of the Buyer, ERISA Affiliate or fiduciary of any such Plan have engaged in any transaction or acted or failed to act in any manner that violates the fiduciary requirements of ERISA or any other applicable law.

(e) There are no suits, actions, disputes, claims (other than routine claims for benefits in the ordinary course), investigations, audits or other administrative proceedings by the Department of Labor, the IRS or other governmental agencies pending, in process or, to the knowledge of Buyer, threatened in connection with any Plan, but excluding any of the foregoing which would not have a Buyer Material Adverse Effect. With respect to each Plan, no “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code; and no reportable event within the meaning of Section 4043 of ERISA has occurred, other than one for which the 30-day notice requirement has been waived.

(f) No Plan is (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, and neither the Buyer nor any ERISA Affiliates has any obligation to contribute, or has any actual or contingent Liability or other obligation (including any obligation to make any contribution), to or in respect of any of the foregoing types of plans.

Section 4.23. Environmental Matters. (a) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Buyer, threatened by any Person against Buyer and no penalty has been assessed against Buyer with respect to any matters relating to or arising out of any Environmental Law; (b) Buyer is in compliance with all Environmental Laws except where the failure to comply would not have a Buyer Material Adverse Effect; and (c) to the knowledge of Buyer, there are no liabilities of or relating to Buyer relating to or arising out of any Environmental Law except such as would not have a Buyer Material Adverse Effect, and, to the knowledge of Buyer, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

Section 4.24. Title to Property and Assets. The Buyer does not own any real property. The Buyer owns or has legally enforceable rights to use or hold for use its personal property and assets free and clear of all Liens except: (i) Permitted Liens; and (ii) such other Liens, if any, that individually or in the aggregate, do not and would not detract from the value of any asset or property of Buyer or interfere with the use or contemplated use of any personal property of Buyer. With respect to any real property, Buyer is not in violation in any material respect of any of its leases. All machinery, equipment, furniture, fixtures and other personal property that is material to Buyer’s business and all buildings, structures and other facilities, if any, including, without limitation, office or other space used by Buyer in the conduct of its business and material to its business, are in good operating condition and fit for operation in the ordinary course of business (subject to normal wear and tear) except for any defects which will not interfere with the conduct of normal operations of Buyer. The Buyer has delivered to the Purchaser true and complete copies of any leases related to the real property used by Buyer in the conduct of its business.

Section 4.25. Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.26. Private Offering. Assuming the correctness of the representations and warranties of Seller set forth in Section 3.11 hereof, the offer and sale of the Shares hereunder are exempt from registration under the 1933 Act. None of Buyer, any of its Affiliates or any other Person acting on Buyer’s behalf has, directly or indirectly, engaged in any form of general solicitation or general advertising with respect to the Shares, nor have any of such Persons made any offers or sales of any security of Buyer or its Affiliates or solicited any offers to buy any security of Buyer or its Affiliates under circumstances that would require registration of the Shares under the 1933 Act or any other securities laws or cause the offer and sale of the Shares hereunder to be integrated with any prior or contemporaneous offering of securities of Buyer or any of its Affiliates for purposes of the 1933 Act in any manner that would affect the validity if the private placement exemption under the 1933 Act for the offer and sale of the Shares hereunder.

Section 4.27. Finders’ Fees. There is no investment banker, broker, finder or other Person that has been retained by or is authorized to act on behalf of Buyer who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.28. Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Transferred Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article 3 of this Agreement (including the Seller SEC Documents and the Seller Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Transferred Assets or this Agreement, except as expressly set forth in Article 3 of this Agreement (including the Seller SEC Documents and the Seller Disclosure Schedules).

ARTICLE 5

CERTAIN COVENANTS OF BUYER AND SELLER

Buyer and Seller agree that:

Section 5.01. Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement and the other Transaction Document, each of Buyer and Seller will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement and the other Transaction Document.

Section 5.02. Public Announcements. The parties shall: (a) to the extent required under the 1934 Act, file a Current Report on Form 8-K disclosing the transactions contemplated hereunder within the time periods required under the 1934 Act and (b) issue a joint press release, approved and released by both parties and substantially in the form agreed to by the parties, describing the transactions contemplated by this Agreement no later than 8:30 a.m., New York City time on the day immediately following the filing of the Form 8-K referenced in clause (a). If the parties have entered into the Securities Purchase Agreement as of the date of the press release referenced in the prior sentence, on that same date Buyer and Seller shall issue a second joint press release, approved and released by both parties and substantially in the form agreed to by the parties, describing the transactions contemplated by the Securities Purchase Agreement (the “Press Releases”). Subject to the foregoing, neither Buyer nor Seller shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the parties shall be entitled, without the prior approval of the other party, to make any other press release or other public disclosure with respect to such transactions in substantial conformity with the Press Releases, or as may be required by applicable law and regulations, including the 1934 Act and applicable NYSE rules (and, in such a case, solely to the extent so required).

Section 5.03. Buyer Access to Information. Seller will deliver to Buyer: (a) at the Closing, any laboratory books of Seller that relate exclusively to the Transferred Assets; (b) within 45 days after the Closing, those portions of any other laboratory books of Seller that relate primarily to the Transferred Assets; and (c) within 10 days after the Closing, copies (in CD ROM or comparable format) of all documents that Seller made available to Buyer during the due diligence process; provided that Seller shall be entitled to maintain copies of any materials referred to in each of clauses (a), (b) and (c), which Seller will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law. Notwithstanding anything to the contrary contained herein, nothing in this Section 5.03 shall require Seller or any of its Affiliates to violate any Applicable Law or a contract or obligation of confidentiality owing to a Third Party or waive the protection of an attorney-client privilege.

Section 5.04. Notices of Certain Events. Each party shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is, was or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Document; or

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 5.05. Patent Service Providers. Within 45 days after the Closing, Seller agrees to deliver a notice, with copy to Buyer, to each non-Affiliated Person (each, a “Patent Service Provider”) engaged on the date hereof by or on behalf of Seller or any of its Affiliates with respect to the registration or protection of, or prosecution or defense of claims related to, any patents included in the Assigned Patents. Such notice shall inform the Patent Service Provider of the assignment of the Assigned Patents hereunder and shall instruct the Patent Service Provider to cease any work relating thereto on behalf of Seller or any of its Affiliates. For the avoidance of doubt, none of Seller or any of its Affiliates shall have any liability or obligation hereunder with respect to: (a) the continued engagement of any Patent Service Provider from and after the Closing; or (b) any fees or other charges of any Patent Service Provider incurred after the earlier of the 45-day period following the Closing or the date of acknowledgement of receipt of the notice contemplated in this Section by such Patent Service Provider.

Section 5.06. Covenant Not to Challenge Assigned Patents. From and after the Closing, Seller shall not, and shall cause its Affiliates not to, challenge or knowingly assist any Third Party in challenging the validity or enforceability of the Assigned Patents.

Section 5.07 Purchase of Buyer Stock. Subject to the remainder of this Section 5.07, Seller and/or its designees shall purchase an aggregate of at least $5,000,000 of Buyer Stock in the Offering (the “PIPE Shares”), at the same price and on the same terms and conditions as the rest of the investors in the Offering; provided, however, that in no event shall the price per share in the offering be greater than the average closing price per share of the Buyer Stock, as quoted on the OTC Market under the symbol “RXII,” for the 10 Trading Day period ending on the day prior to the date of the Securities Purchase Agreement. Notwithstanding the foregoing, Seller shall not be required to purchase any PIPE Shares unless the Buyer sells an aggregate of $10,000,000 of Buyer Stock in the Offering (including the amounts to be purchased by Seller and/or its designees). For the avoidance of doubt, the parties acknowledge and agree that the issuance and sale of Buyer Stock to all investors in the Offering shall be consummated in a single closing (subject to up to one additional closing, if any, in connection with the exercise by an existing shareholder of preemptive rights outstanding on the date of this Agreement)

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information. [***] indicates that information has been redacted.

occurring at the same time and place and shall be completed pursuant to the terms of a Securities Purchase Agreement in substantially the form attached hereto as Exhibit B, together with such additions to, deletions from or modifications thereto as may be agreed to by Seller, in its reasonable discretion.

ARTICLE 6

CONTINGENT CONSIDERATION

Section 6.01. Royalty Payments.

(a) Buyer shall pay Seller royalty payments in an amount equal to: (i) [***] percent [***] of Net Sales with respect to each Qualified Drug sold for an ophthalmologic use during the applicable Royalty Period; and (ii) [***] percent [***] of Net Sales with respect to each Qualified Drug sold for a non-ophthalmologic use during the applicable Royalty Period (items (i) and (ii) collectively, the “Royalty Payments”).

(b) Until the termination of all applicable Royalty Periods, Buyer shall, within 90 days after the end of each fiscal quarter on or after the date of the First Commercial Sale: (i) deliver to Seller a statement setting forth in reasonable detail its calculation of Net Sales for the fiscal quarter then ended with respect to each Qualified Drug in such quarter, which statements will be held in confidence; and (ii) pay Seller any royalty amounts, as determined in accordance with this Section 6.01, that are accrued and unpaid as of the end of the fiscal quarter then ended.

(c) The “Royalty Period” with respect to any Qualified Drug in a given country shall begin on the First Commercial Sale of such Qualified Drug in such country and shall continue until the later of: (i) the expiration of the last-to-expire Valid Claim Covering such Qualified Drug in such country; and (ii) 10 years after the First Commercial Sale of such Qualified Drug in such country.

(d) As used herein, “Net Sales” with respect to any Qualified Drug means the amount of gross sales of such Qualified Drug worldwide that are invoiced by Buyer or any of its Affiliates, agents, licensees or sublicensees to any Person, as reduced by the following deductions to the extent actually allowed or incurred with respect to the sales of such Qualified Drug and accounted for on a product by product basis, and in each case in accordance with GAAP:

(i) reasonable and customary charges for the shipment of Qualified Drugs (including, without limitation, insurance costs on shipments), to the extent actually paid by the selling party;

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information. [***] indicates that information has been redacted.

(ii) sales, value-added and excise taxes, customs, duties, and any other charges of a Governmental Authority, to the extent imposed upon the sale of such Qualified Drug and actually paid by the selling party, provided that no income taxes shall be deducted from gross sales of such Qualified Drug to calculate Net Sales;

(iii) reasonable and customary distributor or wholesaler fees, rebates or allowances actually granted, allowed or incurred, including governmental and managed care payments and rebates;

(iv) reasonable and customary quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred; and

(v) allowances or credits to customers, not in excess of the selling price of such Qualified Drug, on account of requirements of any Governmental Authority, write-offs of bad debts, rejections, recalls or returns.

Section 6.02. Milestone Payments. Buyer shall pay Seller up to $50,000,000 in one-time development and commercialization milestones for the successful development and commercialization of each Qualified Drug, which milestone payments shall be payable solely in cash. The milestone events and corresponding one-time milestone payment amounts payable with respect to each Qualified Drug are as set forth below:

(a) [***];

(b) [***];

(c) [***];

(d) [***]; and

(e) [***] (items (a) through (e) individually a “Milestone Payment” and collectively, the “Milestone Payments”).

For the avoidance of doubt, each of the aforementioned Milestone Payments is a one-time payment with respect to each Qualified Drug. Once a Milestone Payment is made with respect to a particular Qualified Drug, then no further payment will be owed by Buyer with respect to such milestone. For example, if Buyer [***] for a Qualified Drug, and, therefore, Buyer pays Seller the Milestone Payment described in Section 6.02(a), then, if and when Buyer [***], no additional Milestone Payment under Section 6.02(a) will be required of the Buyer with respect to such Qualified Drug. However, if Buyer [***] for a Qualified Drug (the “Initial Qualified Drug”), and, therefore, Buyer pays Seller the milestone payment described in Section 6.02(a), then, if and when Buyer [***] for another Qualified Drug (a “Subsequent Qualified Drug”), then the Buyer will be required to make a Milestone

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information. [***] indicates that information has been redacted.

Payment under Section 6.02(a) with respect to such Subsequent Qualified Drug, irrespective of any prior Milestone Payment with respect to an Initial Qualified Drug.

Section 6.03 Conduct of Business. Buyer agrees that (a) Buyer or its agents, licensees or sublicensees, shall use commercially reasonable efforts, in good faith, to cause all of the milestones to be achieved and (b) Buyer shall not take any actions that are intended to frustrate or prevent, or could reasonably be expected to frustrate or prevent, the achievement of any of the milestones. As used in this Section 6.03, “commercially reasonable efforts” means the level of efforts and resources (measured as of the time that such efforts are required to be exerted under this Agreement) commonly used by a company of a similar size to that of Buyer, including, in the case of research, development or commercialization, the level of effort and resources commonly used by such a company to research, develop, manufacture or commercialize, as the case may be, a drug candidate owned by such company or to which it has rights, which product candidate is at a similar stage in its development or product life and is of a similar market and profitability potential to an applicable Qualified Drug hereunder, taking into account all relevant factors including the patent and other proprietary position of the drug candidate, product labeling or anticipated labeling, market potential, financial return, medical and clinical considerations, regulatory environment and competitive market conditions, and other technical, legal, scientific, medical or commercial factors that such a company would deem to be relevant. Seller acknowledges that any products that may arise from the Transferred Assets are at an early stage of development and that certain compounds described in the Transferred Assets may require chemical modification to enhance their properties before a development candidate can be selected. [***]. In the event that Seller has a reasonable basis to believe that Buyer has failed to use exercise commercially reasonable efforts to cause all of the milestones to be achieved with respect to at least one Qualified Drug, then Seller may provide written notice of such alleged failure to the Buyer (a “Diligence Notice”) and requesting a description of Buyer’s diligence efforts. Buyer shall then have 180 days from receipt of the Diligence Notice to either cure such failure or to provide written notice to Seller (a “Buyer Notice”) of the basis on which it believes that it (or its agents, licensees or sublicensees) has (or have, as applicable) been using commercially reasonable efforts as required hereunder. In the event that a court of competent jurisdiction finds, after the earlier of (i) the date on which Seller receives a Buyer Notice or (ii) the expiration of the 180-day period following Buyer’s receipt of a Diligence Notice, that Buyer has failed to exercise commercially reasonable efforts, then, as the sole and exclusive remedy for such breach by Buyer, Buyer shall transfer and assign to the Seller all of the Transferred Assets no later than 30 days following the date of such finding (and, for the avoidance of doubt, Seller shall retain all of the Shares issued to it hereunder). The parties agree that the right to the return of the Transferred Assets as provided in this Section 6.03 will be the sole and exclusive remedy for a breach of the covenants, representations and warranties contained in this Section 6.03 and that Seller shall not be entitled to recover any monetary damages under any theory of recovery in connection with a breach of Section 6.03, whether such damages are direct, indirect, incidental, consequential, exemplary, special damages, lost profits, lost opportunity, or otherwise.

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Section 6.04 Enforcement Actions. Notwithstanding anything herein to the contrary, in the event that Seller reasonably determines that a third party is likely infringing on any valid claim contained in the Assigned Patents, and if such Assigned Patent does not then cover a Qualified Drug that Buyer or any licensee or sublicensee has in development or is commercializing, then Seller shall have the right, but not the obligation, to provide written notice of the alleged infringement to Buyer, identifying the alleged infringing party (the “Infringer”) and the alleged infringing activity (such notice being the “Infringement Notice”). Buyer shall then have 120 days from receipt of an Infringement Notice to elect to provide Seller with written notice of its intention to commence, at Buyer’s sole expense, legal proceedings against the Infringer. If Buyer fails to provide written notice to Seller of its bona fide intention to commence legal proceedings against the Infringer, or if Buyer fails to file suit against the Infringer within 180 days from receipt of the Infringement Notice and thereafter use commercially reasonable efforts to prosecute such infringement action, then the Seller shall have the right, at its sole expense, to commence legal proceedings against the Infringer. Any recoveries resulting from legal proceedings against an Infringer shall accrue for the sole benefit of, and shall be payable to, the party who prosecutes such proceedings in accordance with the provisions of this Section 6.04, subject to any Royalties or other amounts payable by Buyer to Seller hereunder. Any party hereto who receives a payment of any funds that should rightly have been paid to the other party hereunder in accordance with the prior sentence shall promptly (but in any event no later than 14 days following the receipt thereof) pay such funds over to the appropriate party as determined thereunder.

ARTICLE 7

REGISTRATION RIGHTS

Section 7.01. Registration Rights of Seller.

(a) Within 45 days after all of the shares of Buyer Stock issued in the Offering pursuant to that certain Securities Purchase Agreement, among Buyer and the investors named therein, dated as of the Closing Date (the “Securities Purchase Agreement”), are registered for resale with the Commission (the “Filing Deadline”), Buyer shall prepare and file a registration statement under the 1933 Act on the appropriate form (the “Registration Statement”) covering the resale of the full amount of the Shares (the “Registrable Securities”) on a continuous basis pursuant to Rule 415 under the 1933 Act. The Buyer shall use its commercially reasonable efforts to have the Registration Statement declared effective within: (i) 90 days from the Filing Deadline; or (ii) in the event that the Commission reviews the Registration Statement, 120 days from the Filing Deadline (the “Effectiveness Deadline”).

(b) Notwithstanding anything to the contrary herein, from the date hereof until the effective date of the Registration Statement, except: (i) as otherwise provided in the Securities Purchase Agreement; (ii) as required by the Securities Purchase Agreement, dated as of September 24, 2011, by and among Tang Capital Partners, LP, RTW Investments, LLC, RNCS, Inc. (now known as the Company) and RXi Pharmaceuticals Corporation (now known as Galena Biopharma, Inc.); and (iii) for any post-effective amendment to Buyer’s effective registration statement on Form S-1 (File No. 333-181534), provided that such post-effective amendment does not increase the number of shares registered for resale thereunder, Buyer shall not, without the prior written consent of Seller, prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the 1933 Act of any of its equity securities, other than any registration statement or post-effective amendment to a registration statement (or supplement thereto) relating to Buyer’s employee benefit plans registered on Form S-8. In no event shall Buyer include any securities other than the Shares on any Registration Statement without the prior written consent of Seller.

Section 7.02. Limitations on Registrable Securities. In the event that the Staff of the Commission (the “Staff”) provides Buyer a written comment that it is inappropriate to register the full amount of the Registrable Securities on the Registration Statement due to limitations under Rule 415 of the 1933 Act, then Buyer shall use commercially reasonable efforts to persuade the Staff that the offering contemplated by the Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415. In the event that, despite Buyer’s commercially reasonable efforts and compliance with the terms of this Section 7.02, the Staff refuses to alter its position, Buyer shall: (a) register the resale of that portion of the Registrable Securities as the Staff may permit under its interpretations of Rule 415; and (b) undertake to register the remaining portion of the Registrable Securities as soon as registration would be permitted under Rule 415, as determined by Buyer in good faith based on the guidance of the Staff or the Staff’s publicly available interpretations of Rule 415.

Section 7.03. Effect of Failure to File and Obtain and Maintain Effectiveness of Registration Statement. Subject to Section 7.02, if: (a) a Registration Statement covering all of the Registrable Securities required to be covered thereby and required to be filed by Buyer pursuant to this Agreement is not filed with the Commission on or before the Filing Deadline (a “Filing Failure”); (b) a Registration Statement covering all of the Registrable Securities required to be covered thereby and required to be filed by Buyer pursuant to this Agreement is not declared effective by the Effectiveness Deadline (an “Effectiveness Failure”); or (c) on any day after the date on which the Registration Statement is declared effective by the Staff (the “Effective Date”), sales of all of the Registrable Securities required to be included on such Registration Statement cannot be made (other than during an Allowable Grace Period, as defined below) pursuant to such Registration Statement (including, without limitation, because of a failure to keep such Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to such Registration Statement or to register a sufficient number of shares of Buyer Stock) (a “Maintenance Failure”) then, in satisfaction of the damages to Seller by reason of any such delay in or reduction of its ability to sell the Shares, Buyer shall pay to Seller an amount in cash equal to two percent (2%) of the aggregate value of all of the Shares issued pursuant to this Agreement, determined with reference to the average closing stock price of Buyer Stock on the ten Trading Days ending one Trading Day prior to the Closing: (i) the day of a Filing Failure and on every thirtieth day (pro rated for periods totaling less than 30 days) thereafter until such Filing Failure is cured; (ii) the initial day of an Effectiveness Failure and on every thirtieth day (pro rated for periods totaling less than 30 days) thereafter until such Effectiveness Failure is cured; and (iii) the initial day of a Maintenance Failure and on every thirtieth day (pro rated for periods totaling less than 30 days) thereafter until such Maintenance Failure is cured, with a maximum penalty of twelve months. The payments to which Seller shall be entitled pursuant to this Section 7.03 are referred to herein as “Registration Delay Payments.” The first such Registration Delay Payment shall be paid within three Business Days after the event or failure giving rise to such Registration Delay Payment occurred and all other Registration Delay Payments shall be paid on the earlier of (A) the last day of the calendar month during which such Registration Delay Payments are incurred and (B) the third Business Day after the event or failure giving rise to the Registration Delay Payments is cured. In the event the Buyer fails to make a Registration Delay Payment in a timely manner, such Registration Delay Payment shall bear interest at the rate of two percent (2.0%) per month (prorated for partial months) until paid in full. In addition, the Seller shall, among seeking other remedies, be entitled to seek injunctive relief compelling the Buyer to address the Filing Failure, Effectiveness Failure or the Maintenance Failure. Notwithstanding the foregoing, no Registration Delay Payments shall accrue with regard to any portion of a Filing Failure or Maintenance Failure that occurs or continues after the first anniversary of the Commencement Date, provided that the Seller is then eligible to sell the Registrable Securities without limitation under Rule 144 under the Securities Act.

Section 7.04. Related Obligations. At such time as Buyer is obligated to file a Registration Statement with the Commission pursuant to Section 7.01 hereof, Buyer will use commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, Buyer shall have the following obligations:

(a) At least five (5) Business Days prior to the filing of each Registration Statement, amendment, supplement or prospectus, Buyer shall provide Seller a copy of such Registration Statement, amendment, supplement or prospectus for Seller’s review and comment. The Buyer shall not file any Registration Statement, amendment, supplement or prospectus to which Seller objects in good faith. If Seller so objects to the filing of any Registration Statement, amendment, supplement or prospectus, Buyer shall make any reasonable modifications to such Registration Statement, amendment, supplement or prospectus as may be required by Seller (unless, upon the advice of counsel, such modifications would cause Buyer to violate the 1933 Act or any other applicable federal securities laws).

(b) The Buyer shall submit to the Commission, within two (2) Business Days after Buyer learns that no review of a particular Registration Statement will be made by the Staff or that the Staff has no further comments on a particular Registration Statement, as the case may be, a request for acceleration of effectiveness of such Registration Statement to a time and date not later than two (2) Business Days after the submission of such request.

(c) Buyer shall keep each Registration Statement effective pursuant to Rule 415 at all times until the earlier of: (i) the date as of which Seller may sell all of the Registrable Securities covered by such Registration Statement without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the 1933 Act; (ii) the date on which Seller shall have sold all of the Registrable Securities covered by such Registration Statement; or (iii) assuming Buyer is not then (or within the three months preceding such date) an Affiliate of Buyer, the first anniversary of the Closing Date (the “Registration Period”). Buyer shall ensure that each Registration

Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading.

(d) Buyer shall prepare and file with the Commission such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the 1933 Act, as may be necessary to keep such Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities of Buyer covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by Seller as set forth in such Registration Statement.

(e) Buyer shall furnish to Seller without charge: (i) promptly after the Registration Statement is prepared and filed with the Commission, at least one copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by Seller, all exhibits and each preliminary prospectus; (ii) upon the effectiveness of the Registration Statement, ten copies of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as Seller may reasonably request); and (iii) such other documents, including copies of any preliminary or final prospectus, as Seller may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities.

(f) Buyer shall notify Seller in writing of the happening of any event, as promptly as practicable after becoming aware of such event, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, nonpublic information), and, promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and deliver 10 copies of such supplement or amendment to Seller (or such other number of copies as Seller may reasonably request). Buyer shall also promptly notify Seller in writing (not later than two (2) Business Days following the date): (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to Seller by facsimile on the same day of such effectiveness and by overnight mail); (ii) of any request by the Commission for amendments or supplements to a Registration Statement or related prospectus or related information; and (iii) of Buyer’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate.

(g) Buyer shall use commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify Seller of the issuance of such order and the resolution thereof or its receipt of notice of the initiation or threat of any proceeding for such purpose.

(h) If Seller is required under applicable securities law to be described in the Registration Statement as an underwriter, at the reasonable request of Seller, Buyer shall furnish to Seller, on the date of the effectiveness of the Registration Statement and thereafter from time to time on such dates as Seller may reasonably request: (i) a letter, dated such date, from Buyer’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to Seller; and (ii) an opinion, dated as of such date, of counsel representing Buyer for purposes of such Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, addressed to Seller.

(i) If Seller is required under applicable securities law to be described in the Registration Statement as an underwriter, upon the written request of Seller in connection with Seller’s due diligence requirements, if any, Buyer shall make available for inspection by: (i) Seller and its legal counsel; and (ii) one firm of accountants or other agents retained by Seller (collectively, the “Inspectors”), all pertinent financial and other records, and pertinent corporate documents and properties of Buyer (collectively, the “Records”), as shall be reasonably deemed necessary by each Inspector solely for the purpose of establishing a due diligence defense under underwriter liability under the 1933 Act, and cause Buyer’s officers, directors and employees to supply all information which any Inspector may reasonably request; provided, however, that each Inspector shall agree to hold in strict confidence and shall not make any disclosure (except to Seller) or use of any Record or other information which Buyer determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless: (A) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Registration Statement or is otherwise required under the 1933 Act; (B) the release of such Records is ordered pursuant to a final, non-appealable subpoena or order from a court or government body of competent jurisdiction; or (C) the information in such Records has been made generally available to the public other than by disclosure in violation of this Agreement. Seller agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to Buyer and allow Buyer, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the Records deemed confidential. Nothing herein (or in any other confidentiality agreement between Buyer and Seller) shall be deemed to limit Seller’s ability to sell Registrable Securities in a manner which is otherwise consistent with applicable laws and regulations.

(j) Buyer shall hold in confidence and not make any disclosure of information concerning Seller provided to Buyer unless: (i) disclosure of such information is necessary to comply with federal or state securities laws; (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement; (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction; or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. Buyer agrees that it shall, upon learning that disclosure of such information concerning Seller is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to Seller and allow Seller, at Seller’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

(k) Buyer shall cooperate with Seller and, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as Seller may reasonably request and registered in such names as Seller may request.

(l) If requested by Seller, Buyer shall: (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as Seller reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Registration Statement if reasonably requested by Seller.

(m) Buyer shall use commercially reasonable efforts to cause the Registrable Securities covered by a Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities. In furtherance and not in limitation of the foregoing, Buyer shall file such documents required of Buyer for blue sky clearance in states specified in writing by Seller and use its commercially reasonable efforts to maintain such blue sky qualifications during the period Buyer is required to maintain the effectiveness of any Registration Statement pursuant to this Agreement; provided, however, that Buyer shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented.

(n) Buyer shall otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission in connection with any registration hereunder.

(o) Within five Business Days after a Registration Statement that covers Registrable Securities is ordered effective by the Commission, Buyer shall cause its counsel to issue an appropriate opinion or opinions to the transfer agent substantially to the effect that the Shares are subject to an effective registration statement and can be reissued free of restrictive legend upon notice of a sale by the holder thereof and confirmation by such holder that it has complied with the prospectus delivery requirements, provided that Buyer has not advised the transfer agent orally or in writing that the opinion has been withdrawn.

(p) Notwithstanding anything to the contrary herein, at any time after the Effective Date, Buyer may delay the disclosure of material, non-public information concerning Buyer the disclosure of which at the time would be, in the good faith opinion of the Board of Directors of Buyer and Buyer’s counsel, detrimental to Buyer and, in the opinion of counsel to Buyer, would not otherwise be required (a “Grace Period”); provided, that Buyer shall promptly (and in any event no later than two (2) Business Days): (i) notify Seller in writing of the existence of material, non-public information giving rise to a Grace Period (provided that in each notice Buyer will not disclose the content of such material, non-public information to Seller) and the date on which the Grace Period will begin; and (ii) notify Seller in writing of the date on which the Grace Period ends; and, provided further, that the Grace Periods shall not exceed an aggregate of 30 Trading Days during any 365-day period and the first day of any Grace Period must be at least 30 days after the last day of any prior Grace Period (each, an “Allowable Grace Period”). For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date Seller receives the notice referred to in clause (i) and shall end on and include the later of the date Seller receives the notice referred to in clause (ii) and the date referred to in such notice. The provisions of Section 7.04(f) hereof shall not be applicable during the period of any Allowable Grace Period. Upon expiration of the Grace Period, Buyer shall again be bound by the first sentence of Section 7.04(f) with respect to the information giving rise thereto unless such material, non-public information is no longer applicable. Notwithstanding anything to the contrary, Buyer shall cause its transfer agent to deliver unlegended shares of Buyer Stock to a transferee of Seller in accordance with the terms of this Agreement in connection with any sale of Registrable Securities with respect to which Seller has entered into a contract for sale, and delivered a copy of the prospectus included as part of the applicable Registration Statement (unless an exemption from such prospectus delivery requirement exists), prior to Seller’s receipt of the notice of a Grace Period and for which Seller has not yet settled.

(q) Neither Buyer nor any affiliate thereof shall identify Seller as an underwriter in any public disclosure or filing with the Commission or any applicable Trading Market and Seller being deemed an underwriter by the Commission shall not relieve Buyer of any obligations it has under this Agreement.

(r) The Buyer shall use commercially reasonable efforts to cause all of the Registrable Securities covered by a Registration Statement to be listed for trading or quotation, as applicable, on each Trading Market on which shares of Buyer Stock are then listed or quoted, if any, if the listing or quotation of such Registrable Securities is then permitted under the rules of such Trading Market. The Buyer shall pay all fees and expenses in connection with satisfying its obligation under this Section 7.04(r).

Section 7.05. Obligations of Seller.

(a) At least five Business Days prior to the anticipated filing date of the Registration Statement, Buyer shall notify Seller in writing of the information Buyer requires from Seller in order to have the Registrable Securities included in such Registration Statement. It shall be a condition precedent to the obligations of Buyer to complete the registration pursuant to this Agreement with respect to the Registrable Securities of Seller that Seller shall furnish to Buyer such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the effectiveness of the registration of such Registrable Securities and shall execute such documents in connection with such registration as Buyer may reasonably request.

(b) Seller, by its acceptance of the Registrable Securities, agrees to cooperate with Buyer as reasonably requested by Buyer in connection with the preparation and filing of any Registration Statement hereunder.

(c) Seller agrees that, upon receipt of any notice from Buyer of the happening of any event of the kind described in Section 7.04(g) or the first sentence of Section 7.04(f), Seller will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until Seller’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 7.04(g) or the first sentence of Section 7.04(f) or receipt of notice that no supplement or amendment is required. Notwithstanding anything to the contrary, Buyer shall cause its transfer agent to deliver unlegended shares of Buyer Stock to a transferee of Seller in accordance with the terms of this Agreement in connection with any sale of Registrable Securities with respect to which Seller has entered into a contract for sale prior to Seller’s receipt of a notice from Buyer of the happening of any event of the kind described in Section 7.04(g) or the first sentence of Section 7.04(f) and for which Seller has not yet settled.

(d) Seller covenants and agrees that it will comply with the prospectus delivery requirements of the 1933 Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to the Registration Statement.

Section 7.06. Expenses of Registration. All reasonable expenses, other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to this Article 7, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel for Buyer, shall be paid by Buyer.

Section 7.07. Reports under the 1934 Act. With a view to making available to Seller the benefits of Rule 144 promulgated under the 1933 Act or any other similar rule or regulation of the Commission that may at any time permit Seller to sell securities of Buyer to the public without registration (“Rule 144”), Buyer agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, during the Reporting Period;

(b) file with the Commission in a timely manner all reports and other documents required of Buyer under the 1934 Act; and

(c) furnish to Seller so long as Seller owns Registrable Securities, promptly upon request during the Reporting Period, (i) a written statement by Buyer, if true, that it has complied with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of Buyer and such other reports and documents so filed by

Buyer and (iii) such other information as may be reasonably requested to permit Seller to sell such securities pursuant to Rule 144 without registration.

Section 7.08. Assignment of Registration Rights. The rights under Article 7 shall be automatically assignable by Seller to any transferee of all or any portion of Seller’s Registrable Securities if: (i) Buyer is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee and (b) the securities with respect to which such registration rights are being transferred or assigned; (ii) at or before the time Buyer receives the written notice contemplated by clause (i) of this sentence the transferee or assignee agrees in writing with Buyer to be bound by all of the provisions contained herein; and (iii) such transfer shall have been made in accordance with the applicable requirements of this Agreement.

Section 7.09. Indemnification.

(a) Buyer Indemnification. Buyer will indemnify Seller, each of its officers and directors, partners, members and each person controlling Seller within the meaning of Section 15 of the 1933 Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such Registration Statement, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (ii) any violation by Buyer of the 1933 Act, the 1934 Act, state securities laws or any rule or regulation promulgated under such laws applicable to Buyer in connection with any such registration, and in each case, Buyer will reimburse Seller, each of its officers and directors, partners, members and each person controlling Seller, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that Buyer will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on (A) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to Buyer by an instrument duly executed by Seller or controlling person, and stated to be specifically for use therein, (B) the use by Seller of an outdated or defective prospectus after Buyer has notified Seller in writing that the prospectus is outdated or defective or (C) Seller’s failure to send or give a copy of the prospectus or supplement (as then amended or supplemented), if required, pursuant to Rule 172 under the 1933 Act (or any successor rule) to the Persons asserting an untrue statement or alleged untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such person if such statement or omission was corrected in such prospectus or supplement; provided, further, that the indemnity agreement contained in this Section 7.09(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Seller Indemnification. Seller will indemnify Buyer, each of its directors and officers and each person who controls Buyer within the meaning of Section 15 of the 1933 Act against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, and only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Buyer by an instrument duly executed by Seller and stated to be specifically for use therein, or (ii) any violation by Seller of the 1933 Act, the 1934 Act, state securities laws or any rule or regulation promulgated under such laws applicable to Seller, and in each case, Seller will reimburse Buyer and its directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that the indemnity agreement contained in this Section 7.09(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Seller (which consent shall not be unreasonably withheld or delayed, conditioned or delayed). The liability of Seller for indemnification under this Section 7.09(b) in its capacity as a seller of Registrable Securities shall not exceed the amount of net proceeds to Seller from the sale of the securities in such registration.

(c) Notice and Procedure. Each party entitled to indemnification under this Section 7.09 (the “Registration Rights Indemnified Party”) shall give written notice to the party required to provide indemnification (the “Registration Rights Indemnifying Party”) promptly after such Registration Rights Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Registration Rights Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Registration Rights Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Registration Rights Indemnified Party (whose approval shall not unreasonably be withheld), and the Registration Rights Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Registration Rights Indemnified Party to give notice as provided herein shall not relieve the Registration Rights Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Registration Rights Indemnifying Party’s ability to defend such action and, provided further, that the Registration Rights Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or there are separate and different defenses. No Registration Rights Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Registration Rights Indemnified Party (whose consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Registration Rights Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) Contribution. If the indemnification provided for in this Section 7.09 is held by a court of competent jurisdiction to be unavailable to a Registration Rights Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Registration Rights Indemnifying Party, in lieu of indemnifying such Registration Rights Indemnified Party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Registration Rights Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Registration Rights Indemnifying Party on the one hand and of the Registration Rights Indemnified Party on the other in connection with the untrue statement or omission that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the Registration Rights Indemnifying Party and of the Registration Rights Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Registration Rights Indemnifying Party or by the Registration Rights Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission ; provided that in no event shall any contribution by Seller hereunder exceed the net proceeds to Seller from the sale of the securities in such registration. The amount paid or payable by a party as a result of any loss, claim, damage or liability shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 7.09 was available to such party in accordance with its terms.

(e) Survival. The obligations of Buyer and Seller under this Section 7.09 shall survive completion of any offering of Registrable Securities in a Registration Statement and the termination of this Agreement. The indemnity and contribution agreements contained in this Section 7.09 are in addition to any liability that the Registration Rights Indemnifying Parties may have to the Registration Rights Indemnified Parties and are not in diminution or limitation of other remedies or causes of action that the parties may have under this Agreement.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.01. Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver of the following conditions as of the Closing Date:

(a) Representations and Warranties. The representations and warranties set forth in Article 3 hereof shall have been true and correct on and as of the date of this Agreement, and except for representations and warranties made as of a particular date (which representations and warranties shall be true and correct in all respects as of such particular date), the representations and warranties set forth in Article 3 hereof that are not qualified by materiality or Seller Material Adverse Effect shall be true and correct in all material respects and the representations and warranties set forth in Article 3 that are qualified by materiality or Seller Material Adverse Effect shall be true and correct in all respects, in each case on and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties.

(b) Covenants. Seller shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing.

(c) Officer’s Certificate. Seller shall have delivered to Buyer a certificate of Seller’s Chief Executive Officer, dated as of the Closing Date, certifying to Buyer that the statements set forth in Sections 8.01(a) and (b) are true and correct as of the Closing Date.

(d) Consents. Seller shall have obtained all consents or approvals of all Persons required in connection with the consummation of the transactions contemplated by this Agreement, including all of the consents and approvals set forth on Section 3.04 of the Seller Disclosure Schedule.

(e) Patent Assignment Agreement. Seller shall have executed and delivered the Patent Assignment Agreement with respect to the Assigned Patents, together with such customary bills of sale and/or other agreements or instruments of transfer, in each case as are reasonably satisfactory to Buyer and Seller, to the extent necessary to evidence the transfer of the Assigned Licenses hereunder.

(f) No Litigation. No action, suit or proceeding shall be pending or threatened before any court of quasi-judicial or administrative agency of any federal, state, provincial, local or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of Buyer to use the Transferred Assets, or result in the payment of Damages in a material amount, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects.

(g) Governmental Authorizations. All governmental and regulatory filings, authorizations and approvals that are required for the transfer of the Transferred Assets to Buyer and the consummation of the transactions contemplated hereby shall have been duly made and obtained.

(h) Consummation of the Offering. The Offering, pursuant to which Buyer raises aggregate gross proceeds of at least $10,000,000, shall be consummated concurrent with the Closing.

(i) Other. Seller shall have delivered to Buyer such other documents as Buyer may reasonably request to effectuate the transactions contemplated hereby.

Section 8.02. Conditions to Seller’s Obligation. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver of the following conditions as of the Closing Date:

(a) Representations and Warranties. The representations and warranties set forth in Article 4 hereof shall have been true and correct on and as of the date of this Agreement, and except for representations and warranties made as of a particular date (which representations and warranties shall be true and correct in all respects as of such particular date), the representations and warranties set forth in Article 4 hereof that are not qualified by materiality or Buyer Material Adverse Effect shall be true and correct in all material respects and the representations and warranties set forth in Article 4 that are qualified by materiality or Buyer Material Adverse Effect shall be true and correct in all respects, in each case on and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties.

(b) Covenants. Buyer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing (including, without limitation, the delivery of the Shares).

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any events, occurrences, changes, effects or conditions of any character which, individually or in the aggregate, have had or would reasonably be expected to have a Buyer Material Adverse Effect.

(d) Officer’s Certificate. Buyer shall have delivered to Seller a certificate of Buyer’s Chief Executive Officer, dated as of the Closing Date, certifying to Seller that the statements set forth in Sections 8.01(a) through (c) are true and correct as of the Closing Date.

(e) Consents. Seller shall have obtained all consents or approvals of all Persons required in connection with the consummation of the transactions contemplated by this Agreement, including all of the consents and approvals set forth on Section 3.04 of the Seller Disclosure Schedule.

(f) No Litigation. No action, suit or proceeding shall be pending or threatened before any court of quasi-judicial or administrative agency of any federal, state, provincial, local or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, or result in the payment of Damages in a material amount, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects.

(g) Governmental Authorizations. All governmental and regulatory filings, authorizations and approvals that are required for the transfer of the Transferred Assets to Buyer and the consummation of the transactions contemplated hereby shall have been duly made and obtained.

(h) Consummation of the Offering. The Offering, pursuant to which Buyer raises aggregate gross proceeds of at least $10,000,000, shall be consummated concurrent with the Closing.

(i) Other. Buyer shall have delivered to Seller such other documents as Seller may reasonably request to effectuate the transactions contemplated hereby

ARTICLE 9

TERMINATION

Section 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Buyer and Seller;

(b) by Seller, upon written notice to Buyer, if an event occurs or a condition exists that has made it impossible to satisfy, on or before the Termination Date (as defined below), a condition precedent to Seller’s obligations to consummate the transactions contemplated hereby, unless Seller’s breach of this Agreement has caused the condition to be incapable of being satisfied;

(c) by Buyer, upon written notice to Seller, if an event occurs or a condition exists that has made it impossible to satisfy, on or before the Termination Date, a condition precedent to Buyer’s obligations to consummate the transactions contemplated hereby, unless Buyer’s breach of this Agreement has caused the condition to be incapable of being satisfied;

(d) by Buyer or Seller if the Closing has not occurred on or prior to March 15, 2013 (the “Termination Date”); provided, however, that neither Buyer nor Seller, as the case may be, shall be entitled to terminate this Agreement pursuant to this Section 9.01(d) if such party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time.

Section 9.02. Effect of Termination. In the event of termination of this Agreement in accordance with Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of either Buyer or Seller or their respective Affiliates, except for the provisions of Section 5.02 and Article 11 shall continue in full force and effect and except that nothing herein shall relieve Buyer or Seller from liability for any intentional breach of this Agreement prior to such termination.

ARTICLE 10

INDEMNIFICATION

Section 10.01. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties made by Seller in Article 3 or in the Seller’s Officer Certificate, on the one hand, and by Buyer in Article 4 or in the Buyer’s Officer Certificate, on the other hand, shall survive the Closing and shall remain in full force and effect until the date that is two years from the Closing Date; provided, however, that the representations and warranties contained in Sections 3.01, 3.02, 3.05, 3.10, 3.12, 3.13, 4.01, 4.02, 4.06 and 4.27 (the “Fundamental Representations”) shall survive indefinitely and the representations and warranties contained in Sections 4.14, 4.22 and 4.23 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice form the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 10.02. Indemnification.

(a) Effective at and after the Closing, Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a Third Party Claim or a claim solely between the parties hereto) (“Damages”) actually suffered by Buyer or any of its Affiliates arising out of (i) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in the Seller’s Officer Certificate or (ii) any breach of a covenant or agreement made or to be performed by Seller pursuant to this Agreement. Notwithstanding anything contained herein to the contrary, the aggregate amount of Damages with respect to which the Seller shall be liable pursuant to this Section 10.02(a) shall in no event exceed, $2,000,000; provided that such limitation shall not apply with respect to any amounts payable for Damages in respect of breaches of Fundamental Representations or which result from fraud by the Seller.

(b) Effective at and after the Closing, except as set forth in Section 6.03, Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by Seller or any of its Affiliates arising out of (i) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in the Buyer’s Officer Certificate, (ii) any breach of a covenant or agreement made or to be performed by Buyer pursuant to this Agreement, (iii) any Transferred Asset, or (iv) any matter relating to actions taken or omitted to be taken by Buyer or any of its Affiliates on or after the Closing Date (other than any matter relating to a Transferred Asset that is indemnifiable by Seller pursuant to Section 10.02(a)).

Section 10.03. Third Party Claim Procedures.

(a) The party seeking indemnification under Section 10.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any Third Party (each, a “Third Party Claim”) in respect of which indemnity may be sought under Section 10.02. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following the Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by the Indemnified Party relating to the Third Party Claim and the Indemnified Party shall provide the Indemnifying Party with such other information with respect to any such Third Party Claim reasonably requested by the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and may, upon written notice to the Indemnified Party, assume control of the defense, appeal and settlement of such Third Party Claim and appoint lead counsel for such defense, in each case at its sole cost and expense; provided, however, that the Indemnifying Party shall not be entitled to: (i) assume the defense, appeal or settlement of any Third Party Claim if: (A) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or (B) the Third Party Claim seeks any injunction or equitable relief against the Indemnified Party; or (ii) maintain control of the defense, appeal or settlement of any Third Party Claim if the Indemnifying Party has failed or is failing to defend in good faith the Third Party Claim and the Indemnified Party has provided prior written notice and a reasonable opportunity for the Indemnifying Party to cure such failure.

(c) If the Indemnifying Party is entitled to do so and has assumed the defense, appeal or settlement proceedings of the Third Party Claim in accordance herewith, the Indemnified Party may retain separate counsel at its sole cost and expense and participate in the defense, appeal or settlement proceedings of the Third Party Claim; provided that if the Indemnified Party shall reasonably conclude that: (i) there is a material conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim; or (ii) there are specific defenses or claims available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the reasonable fees and disbursements of one counsel for the Indemnified Party shall be paid by the Indemnifying Party; provided that the Indemnifying Party shall not be required to pay for more than one counsel for all Indemnified Parties in connection with any Third Party Claim. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim and shall be entitled to all reasonable fees and expenses of counsel incurred in connection therewith prior to such date.

(d) If the Indemnifying Party is entitled to do so and has assumed the defense, appeal or settlement proceedings of the Third Party Claim in accordance herewith, the Indemnifying Party shall not enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that consent of the Indemnified Party shall not be required for any such settlement if: (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; (ii) such settlement does not permit any order, injunction or other equitable relief to be entered, directly or indirectly, against the Indemnified Party; and (iii) such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such Third Party Claim and does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. Whether or not the Indemnifying Party has assumed the defense, appeal or settlement proceedings, the Indemnifying Party shall not be obligated to indemnify any Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(e) Each party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 10.04. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 10.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. The notice shall set forth: (i) that such Indemnified Party has paid, incurred or reasonably anticipates incurring Damages, for which such Indemnified Party is entitled to recovery under Section 10.02; (ii) a written statement describing the nature of the claim and the basis therefor; (iii) the amount of such Damages incurred or that such Indemnified Party reasonably estimates in good faith is likely to be incurred in connection with such claim; and (iv) if applicable, the instructions for payment to such Indemnified Party (taking into account, for purposes of the foregoing clauses, the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. If the Indemnifying Party disputes its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 11.06.

Section 10.05. Calculation of Damages.

(a) The amount of any Damages payable under Section 10.02 by the Indemnifying Party shall be net of any amounts recovered or recoverable by the Indemnified Party under applicable insurance policies or from any other

Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b) For the avoidance of doubt, the Indemnifying Party shall not be liable under Section 10.02 for: (i) special, punitive, indirect or consequential Damages; (ii) any Damages to the extent not the probable and reasonably foreseeable result of any breach by the Indemnifying Party of a representation and warranty or covenant contained in this Agreement; or (iii) Damages for lost profits; provided that this Section 10.05(b) shall not apply to any Damages that are recovered by third parties in connection with a Third Party Claim.

(c) Each Indemnified Party must mitigate in accordance with Applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received.

(d) Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 10.02.

Section 10.06. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 10.02 and the Indemnified Party could have recovered all or a part of such Damages from a Third Party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 10.07 Seller’s Satisfaction of Indemnification Claims. Any indemnification payment required to be made by Seller under this Article 10 shall be payable in cash or in shares of Buyer Stock, in the sole and absolute discretion of Buyer. In the event that Seller makes a payment in respect of an indemnification claim brought hereunder in shares of Buyer Stock, such shares of Buyer Stock shall be deemed to have a value equal to the average closing sales price per share of Buyer Stock as reported by the Trading Market for the ten (10) Trading Days immediately preceding the date of such payment.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:

RXi Pharmaceuticals Corporation

1500 West Park Drive, Suite 210

Westborough, MA 01581

Attention: Geert Cauwenbergh, Dr. Med. Sc.

Facsimile No.: (508) 767-3862

E-mail: gcauwenbergh@rxipharma.com

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

Three Embarcadero Center, Third Floor

San Francisco, California 94111

Attention: Ryan A. Murr

Facsimile No.: (415) 315-6026

E-mail: ryan.murr@ropesgray.com

if to Seller, to:

Opko Health, Inc.

4400 Biscayne Boulevard

Miami, Florida 33137

Attention: Kate Inman, Deputy General Counsel

Facsimile No.: (305) 575-6444

E-mail: KInman@opko.com

with a copy to (which shall not constitute notice):

Greenberg Traurig, P.A.

333 Avenue of the Americas (333 Southeast 2nd Avenue)

Miami, Florida 33131

Attention: Robert L. Grossman, Esq.

Facsimile No.: (305) 579-0717

E-mail: grossmanb@gtlaw.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.02. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that: (i) Seller may transfer or assign its rights and obligations under this Agreement in whole or from time to time in part to one or more of its Affiliates; and (ii) any party may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any successor in interest by way of a Change of Control; provided that: (A) in the case of clause (ii), such successor shall have executed and delivered to the other party or parties, as applicable, an acknowledgement in writing that effective as of such transfer or assignment, such successor shall be bound by this Agreement to the identical extent applicable the assignor or transferor, as applicable; and (B) in the case of clauses (i) and (ii), no such transfer or assignment shall relieve the assigning or transferring party of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto. If a Change of Control occurs with respect to Buyer, Buyer shall cause each successor in interest and acquiring Person (to the extent such Person would not, by the nature of the transaction, become so bound by operation law) to execute and deliver to Seller an acknowledgement in writing that such Person shall be bound by the terms of Article 6 to the identical extent applicable to Buyer.

Section 11.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.06. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with,

this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or the Court of Chancery of the State of Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 11.09. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and each other Transaction Document. Notwithstanding the foregoing, this Agreement shall not supersede the Mutual Confidential Disclosure Agreement, effective February 1, 2012, between Buyer and Seller.

Section 11.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11. Disclosure Schedules; SEC Documents.

(a) Seller and Buyer have set forth information on the Seller Disclosure Schedule and the Buyer Disclosure Schedule, respectively, in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a Schedule need not be set forth in any other section so long as its relevance to such other section of the Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of the other party and (ii) the disclosure by either party of any matter in the Schedules shall not be deemed to constitute an acknowledgment by such party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

(b) The parties hereto agree that any information contained in any part of any Seller SEC Document or any Buyer SEC Document, as applicable, shall be deemed an exception to (or a disclosure for purposes of) a representation and warranty of Seller or Buyer contained herein, as applicable.

Section 11.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except as set forth in Section 6.03, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the District of Delaware or the Court of Chancery of the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RXi PHARMACEUTICALS CORPORATION

By:
Name: Title:

OPKO HEALTH, INC.

By:
Name: Title:

[Signature Page to Asset Purchase Agreement]

Exhibit A

FORM OF PATENT ASSIGNMENT AGREEMENT

This PATENT ASSIGNMENT AGREEMENT (the “Assignment Agreement”) is made as of March __, 2013, by OPKO HEALTH, INC., a Delaware corporation, having its principal place of business in Miami, Florida (“Assignor”), and RXi PHARMACEUTICALS CORPORATION, a Delaware corporation, having its principal place of business in Westborough, Massachusetts (“Assignee”). Assignor and Assignee are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Asset Purchase Agreement, dated as of March 1, 2013, by and between Assignor and Assignee (the “Asset Purchase Agreement”).

WHEREAS, the Parties have entered into the Asset Purchase Agreement for the purchase by Assignee of certain assets owned, leased or licensed by Assignor and referred to in the Asset Purchase Agreement, including, without limitation, the Assigned Patents. Exhibit A hereto sets forth the Assigned Patents.

WHEREAS, Assignor has agreed with Assignee to transfer to Assignee Assignor’s rights under and interests in and to the Assigned Patents subject to the Asset Purchase Agreement.

WITNESSETH that, for the consideration provided pursuant to the Asset Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers, and delivers to Assignee all of Assignor’s right, title and interest in and to the Assigned Patents, in all countries throughout the world, including statutory invention registrations, reissues, divisions, continuations, continuations-in-part, supplementary protection certificates, extensions and re-examinations thereof, all inventions disclosed therein, all rights therein provided by international treaties and conventions, and all rights to obtain and file for patents and registrations thereto in any country of the world.

The interpretation and construction of this Assignment Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Assignment Agreement to the substantive law of another jurisdiction. Each of the Parties hereto covenants and agrees, each at its own expense, to do, execute, acknowledge and deliver, at the request of the other party hereto, all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the assignments and assumptions contemplated by this Assignment Agreement.

The Assignor authorizes and requests the Commissioner of the U.S. Patent and Trademark Office and any other official throughout the world whose duty is to register and record ownership information of patents, to record the Assignee as owner of the Assigned Patents.

Should any part of this Assignment Agreement for any reason be declared invalid by a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion, and such remaining portion shall remain in force and effect as if this Assignment Agreement had been executed with the invalid portion eliminated; provided, that in the event of a declaration of invalidity, the provision declared invalid shall not be invalidated in its entirety, but rather shall be observed and performed by the parties to the extent such provision is valid and enforceable.

This Assignment Agreement may be executed by the Assignor and Assignee in separate and several counterparts, each of which shall be an original, but which together shall constitute one and the same instrument. An executed signature page of this Assignment Agreement delivered by facsimile or PDF transmission shall be as effective as an original executed signature page.

This Assignment Agreement shall not be amended or otherwise modified except by a written agreement dated subsequent to the date of this Assignment Agreement and signed on behalf of Assignor and Assignee by their respective duly authorized representatives.

This Assignment shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

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IN WITNESS WHEREOF, this Assignment Agreement is hereby executed as of the date first set forth above.

OPKO HEALTH, INC.

By:
Name: Title:

RXi PHARMACEUTICALS CORPORATION

By:
Name: Title:

Exhibit B

FORM OF SECURITIES PURCHASE AGREEMENT

The Form of Securities Purchase Agreement attached as an exhibit to this agreement is substantially similar to the Securities Purchase Agreement incorporated into the parent filing by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by RXi Pharmaceuticals Corporation on March 7, 2013.